UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. )*

LOOPNET, INC.

(Name of Issuer)

Common Stock, Par Value $0.001 per Share

(Title of Class of Securities)

543524300 (CUSIP Number)

December 29, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 543524300		Page 2 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Rustic Canyon Ventures, L.P. 95-4761277
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

PN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 3 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Rustic Canyon Partners, LLC 95-4761271
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

OO

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 4 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Thomas Unterman
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

IN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 5 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Mark S. Menell
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

IN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 6 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Renee E. Labran
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

IN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 7 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Michael K. Kim
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

IN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 8 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

John C. Babcock
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

IN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 9 of 16

(1)	Name of Reporting Persons I.R.S. Identification No. of Above Persons (Entities Only)

Michael I. Song
(2)	Check the Appropriate Box if a Member of a Group
(a) ☐
(b) ☒
(3)	SEC USE ONLY

(4)	Citizenship or Place of Organization

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	(5) Sole Voting Power

3,230,592 shares of Common Stock are directly owned by Rustic Canyon Ventures, L.P. (“RCVLP”). Rustic Canyon Partners, LLC (“RCPLLC”) is the general partner of RCVLP.(1)
(6) Shared Voting Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(1)
(7) Sole Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)
(8) Shared Dispositive Power

3,230,592 shares of Common Stock are directly owned by RCVLP. RCPLLC is the general partner of RCVLP.(2)

(9)	Aggregate Amount Beneficially Owned by Each Reporting Person

3,230,592 Common
(10)	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares	☐

(11)	Percent of Class Represented by Amount in Row (9)

8.5%(3)
(12)	Type of Reporting Person

IN

(1)

The partners of RCPLLC are Thomas Unterman, Mark S. Menell, Renee E. Labran, Michael K. Kim, John C. Babcock and Michael I. Song (the “Partners”). RCPLLC and the Partners may be deemed to have shared power to vote these shares.

(2)	RCPLLC and the Partners may be deemed to have shared power to dispose these shares.
(3)	Based on 38,103,490 shares of LoopNet, Inc. (“LoopNet”) common stock outstanding as of January 31, 2007, as reported by LoopNet’s transfer agent on February 1, 2007.

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CUSIP No. 543524300		Page 10 of 16

Item 1(a).	Name of Issuer:

LoopNet, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

185 Berry Street, Suite 4000, San Francisco, California 94107

Item 2(a).	Name of Person Filing:

Rustic Canyon Ventures, L.P.
Rustic Canyon Partners, LLC
Thomas Unterman
Mark S. Menell
Renee E. Labran
Michael K. Kim
John C. Babcock
Michael I. Song

Item 2(b).	Address of Principal Business Office or, if None, Residence:

2425 Olympic Boulevard, Suite 6050W, Santa Monica, CA 90404

Item 2(c).	Citizenship:

Rustic Canyon Ventures, L.P.—Delaware
Rustic Canyon Partners, LLC—Delaware
Thomas Unterman—United States
Mark S. Menell—United States
Renee E. Labran—United States
Michael K. Kim—United States
John C. Babcock—United States
Michael I. Song—United States

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.001 per share

Item 2(e).	CUSIP Number:

543524300

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

Item 4.	Ownership:

	(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person

	(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

See Row 5 of cover page for each Reporting Person

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CUSIP No. 543524300		Page 11 of 16

(ii) Shared power to vote or direct the vote:

See Row 6 of cover page for each Reporting Person

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person

Item 5.	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

Not applicable.

Item 8.	Identification and Classification of Members of the Group:

Not applicable.

Item 9.	Notice of Dissolution of Group:

Not applicable.

Item 10.	Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 543524300		Page 12 of 16

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2007

RUSTIC CANYON VENTURES, L.P.

By:	/s/ John C. Babcock
Name:	John C. Babcock
Title:	Partner

RUSTIC CANYON PARTNERS, LLC

By:	/s/ Thomas Unterman
Name:	Thomas Unterman
Title:	Managing Partner

THOMAS UNTERMAN

/s/ Thomas Unterman

MARK S. MENELL

/s/ Mark S. Menell

RENEE E. LABRAN

/s/ Renee E. Labran

MICHAEL K. KIM

/s/ Michael K. Kim

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CUSIP No. 543524300		Page 13 of 16

JOHN C. BABCOCK

/s/ John C. Babcock

MICHAEL I. SONG

/s/ Michael I. Song

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CUSIP No. 543524300		Page 14 of 16

EXHIBIT INDEX

Exhibit No.	Description
1.	Agreement Pursuant to Rule 13d-1(k)(1) Concerning Joint Schedule 13G Filing and Power of Attorney

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CUSIP No. 543524300		Page 15 of 16

EXHIBIT 1

AGREEMENT PURSUANT TO RULE 13d-1(k)(1)

CONCERNING JOINT SCHEDULE 13G FILING AND

POWER OF ATTORNEY

WHEREAS, the undersigned are beneficial owners, as determined pursuant to Rule 13d-3 of the General Rules and Regulations of the Securities Exchange Act of 1934, as amended, of certain common stock of LoopNet, Inc. (“Common Stock”).

NOW, THEREFORE,

1. The undersigned each acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

2. The undersigned hereby severally constitute and appoint Thomas Unterman our true and lawful attorney, with full power to him to sign for us, and in our names and in the capacities indicated below, the Schedule 13G relating to the Common Stock owned by us and any and all amendments thereto filed or to be filed with the Securities and Exchange Commission with respect to any agreement entered into by us relating to the Common Stock owned by us, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Schedule 13G and any and all amendments thereto.

This Power of Attorney shall remain in full force and effect until each of the undersigned who are giving this Power of Attorney are no longer required to file a Schedule 13G or any amendments thereto with respect to the undersigned’s beneficial ownership of the Common Stock, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorney.

IN WITNESS WHEREOF, this Agreement has been signed by the undersigned as of the 12th day of February, 2007.

This Agreement may be executed in counterparts.

RUSTIC CANYON VENTURES, L.P.

By:	/s/ John C. Babcock
Name:	John C. Babcock
Title:	Partner

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CUSIP No. 543524300		Page 16 of 16

RUSTIC CANYON PARTNERS, LLC

By:	/s/ Thomas Unterman
Name:	Thomas Unterman
Title:	Managing Partner

THOMAS UNTERMAN

/s/ Thomas Unterman

MARK S. MENELL

/s/ Mark S. Menell

RENEE E. LABRAN

/s/ Renee E. Labran

MICHAEL K. KIM

/s/ Michael K. Kim

JOHN C. BABCOCK

/s/ John C. Babcock

MICHAEL I. SONG

/s/ Michael I. Song